Exhibit 99.2(h)(1)

FIRST AMENDMENT TO
DISTRIBUTION AGREEMENT

This First Amendment (the “Amendment”) to the Distribution Agreement (the “Agreement”), dated as of October 5, 2010 by and among each of the Funds listed on Exhibit A to the Agreement (each a “Fund” and collectively, the “Funds”), and Foreside Fund Services, LLC, a Delaware limited liability company (“Distributor”) is hereby effective as of December 21, 2010 (the “Effective Date”).

WHEREAS, the Funds and Distributor desire to amend the compensation provisions as set forth in Section 5 and Exhibit B to the Agreement.

NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

1.	The following shall be added to the end of Section 5B:

The total compensation to Distributor, including amounts referenced in Exhibit B, shall not exceed 6.25% of the total gross offering proceeds of each Fund, in accordance with NASD Rule 2830 or any successor to such rule.  Pursuant to the Prospectus, the Funds will not commence operations until a minimum of $27 million (the “Initial Minimum Target”) in aggregate subscriptions have been accepted.  If the Initial Minimum Target is not reached, the Distributor shall be entitled to receive only its out-of-pocket accountable expenses actually incurred.

2.	The following shall be added to the end of the paragraph in Exhibit B:

Such commissions shall not exceed 2% of the applicable sale amount and shall be paid by the Distributor to the applicable selling agents as set forth in the Registration Statement.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the Effective Date.

IRONWOOD MULTI-STRATEGY FUND LLC	FORESIDE FUND SERVICES, LLC

By: /s/ Jonathan Gans	By: /s/ Richard J. Berthy
Name: Jonathan Gans	Name: Richard J. Berthy
Title: Director	Title: Vice President

IRONWOOD INSTITUTIONAL MULTI-STRATEGY FUND LLC

By: /s/ Jonathan Gans __________________
Name: Jonathan Gans
Title: Director